AMENDED CODE OF ETHICS
                      COUNTRYWIDE FINANCIAL SERVICES, INC.
                              Adopted May 25, 1999


I.       STATEMENT OF GENERAL PRINCIPLES

         This Code of Ethics has been adopted by Countrywide Financial Services, Inc., Countrywide Investments, Inc., Countrywide Fund Services, Inc. and CW Fund Distributors, Inc. (collectively "Countrywide") for the purpose of instructing all employees, officers and directors of Countrywide in their ethical obligations and to provide rules for their personal securities transactions. All employees, officers and directors owe a fiduciary duty to the clients of Countrywide. A fiduciary duty means a duty of loyalty, fairness and good faith towards clients, and the obligation to adhere not only to the specific provisions of this Code but to the general principles that guide the Code. These general principles are:

           o     The duty at all times to place the interests of clients first;
           o     The   requirement   that  all   personal   securities
                 transactions be conducted in a manner consistent with the Code of Ethics and in such a manner as to avoid any actual or potential conflict of interest or any abuse of any individual's position of trust and responsibility; and
           o The fundamental standard that employees, officers and directors should not take inappropriate advantage of their positions, or of their relationship with clients.

         It is imperative that the personal trading activities of the employees, officers and directors of Countrywide be conducted with the highest regard for these general principles in order to avoid any possible conflict of interest, any appearance of a conflict, or activities that could lead to disciplinary action. This includes executing transactions through or for the benefit of a third party when the transaction is not in keeping with the general principles of this Code. All personal securities transactions must also comply with our Insider Trading Policy and Procedures of Countrywide Investments, Inc. and the Securities and Exchange Commission's Rule 17j-1. Under this rule, no Employee may:
          o employ any device, scheme or artifice to defraud any client of Countrywide;
          o     make  to  any  client  of   Countrywide   any  untrue
                statement of a material fact or omit to state to such client a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;
          o engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon any client of Countrywide; or
          o engage in any manipulative practice with respect to any client of Countrywide.

II.      DEFINITIONS
         A. ADVISORY CLIENTS: all Countrywide Funds and all privately managed advisory accounts of Countrywide.

         B. ADVISORY EMPLOYEES: Employees of Countrywide Investments, Inc. who participate in or make recommendations with respect to the purchase or sale of securities including fund portfolio managers and assistant fund portfolio managers. The Compliance Officer will maintain a current list  of all  Advisory Employees.

         C. BENEFICIAL INTEREST: ownership or any benefits of ownership, including the opportunity to directly or indirectly profit or otherwise obtain financial benefits from any interest in a security.

         D. COMPLIANCE OFFICER: Michele Hawkins or, in her absence, an alternate Compliance Officer (Maryellen Peretzky, Robert Leshner or Susan Flischel), or their respective successors in such positions.

         E. EMPLOYEE ACCOUNT:  each account in which an Employee or a member of his or her family has any direct or indirect Beneficial Interest or over which such person exercises  control or influence,  including,  but not limited to, any joint account, partnership, corporation, trust or estate. An Employee's family members include the Employee's spouse, minor children, any person living in the home of the Employee, and any relative of the Employee (including in-laws) to whose support an Employee directly or indirectly contributes.

         F. EMPLOYEES: the employees, officers, and directors of Countrywide, including Advisory Employees. The Compliance Officer will maintain a current list of all Employees.

         G. EXEMPT TRANSACTIONS:  transactions which are 1) effected in an amount or in a manner over which the Employee has no direct or indirect influence or control, 2) pursuant to a systematic dividend reinvestment plan, systematic cash purchase plan or systematic withdrawal plan, 3) in connection with the exercise or sale of rights to purchase additional securities from an issuer and granted by such issuer pro-rata to all holders of a class of its securities, 4) in connection with the call by the issuer of a preferred stock or bond, 5) pursuant to the exercise by a second party of a put or call option, 6) closing transactions no more than five business days prior to the expiration of a related put or call option, or 7) with respect to any affiliated or unaffiliated registered open-end investment company.

         H. COUNTRYWIDE FUNDS:  any series of  Countrywide   Investment  Trust,
         Countrywide   Strategic   Trust  or  Countrywide   Tax-Free  Trust.


        I.RECOMMENDED LIST: the list of those Securities which Countrywide currently is recommending to Advisory Clients for purchase or sale.

        J.RELATED SECURITIES: securities issued by the same issuer or issuer under common control, or when either security gives the holder any contractual rights with respect to the other security, including options, warrants or other convertible securities.

         K. SECURITIES: any note, stock, treasury stock, bond, debenture, evidence of indebtedness, certificate of interest or participation
         in  any   profit-sharing agreement,  collateral-trust certificate,
         pre-organization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit
         for  a  security,   fractional undivided interest in oil, gas or
         other mineral rights, or, in general,
         any interest or instrument commonly known as a "security," or any certificate or interest or participation in temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase (including options) any of the foregoing; except for the following: 1) securities issued by the government of the United States, 2) bankers' acceptances, 3) bank certificates of deposit, 4) commercial paper, 5) debt securities, provided that (a) the security has a credit rating of Aa or Aaa from Moody's Investor Services, AA or AAA from Standard & Poor's Ratings Group, or an equivalent rating from another rating service, or is unrated but comparably creditworthy, (b) the security matures within twelve months of purchase, (c) the market is very broad so that a large volume of transactions on a given day will have relatively little effect on yields, and (d) the market for the instrument features highly efficient machinery permitting quick and convenient trading in virtually any volume, and 6) shares of registered open-end investment companies.

         L.SECURITIES TRANSACTION: the purchase or sale, or any action to accomplish the purchase or sale, of a Security for an Employee Account.

        III. PERSONAL INVESTMENT GUIDELINES

         A. Personal Accounts and Pre-Clearance
                  1. Employees must conduct all securities transactions for Employee Accounts through a Countrywide account, unless the Employee gives prior written notice to the Compliance Officer of an account with another brokerage firm for transactions in registered, open-end investment company shares only. If such notice is given, the Employee may, subject to this Code, conduct registered, open-end investment company transactions through that brokerage firm.
                  2. Employees must obtain prior written permission from the Compliance Officer to open or maintain a margin account, or a joint or partnership account with persons other than the Employee's spouse, parent, or child (including custodial accounts).
                  3. No Employee may execute a Securities Transaction without first obtaining Pre-Clearance from the Compliance Officer. Prior to execution the Employee must submit the Pre-Clearance form to the Compliance Officer, or in the case of a Pre-Clearance request by the Compliance Officer, to the alternate Compliance Officer. An Employee may not submit a Pre-Clearance request if, to the Employee's knowledge at the time of the request, the same Security or a Related Security is being actively considered for purchase or sale, or is being purchased or sold, by an Advisory Client.
                  4. Advisory Employees may not execute a Securities Transaction while at the same time recommending contrary action to clients.
                  5. Settlement of Securities Transactions must be made on or before settlement date. Extensions and pre-payments are not permitted.
                  6. The Personal Investment Guidelines in this section III do not apply to Exempt Transactions. Employees must remember that regardless of the transaction's status as exempt or not exempt, the Employee's fiduciary obligations remain unchanged.
                  7. Directors of Countrywide who (i) are not directly employed by Countrywide and (ii) do not in the ordinary course of fulfilling the duties of that position participate in or make recommendations with respect to the purchase or sale of Securities by Advisory Clients, are subject at all times to the fiduciary obligations described in this Code; provided, however, that the Personal Investment Guidelines and Compliance Procedures in Section III and IV of this Code apply to such directors only if the director knew or, in the ordinary course of fulfilling the duties of that position, should have known, that during the fifteen days immediately preceding or after the date of the director's transaction that the same Security or a Related Security was or was to be purchased or sold by an Advisory Client or that such purchase or sale for an Advisory Client was being considered, in which case such Sections apply only to such transaction.

         B.       Limitations on Pre-Clearance

                  1. After receiving a Pre-Clearance request, the Compliance Officer will promptly review the request and will deny the request if the Securities Transaction will violate this Code.
                  2. Employees may not execute a Securities Transaction on a day during which a purchase or sell order in that same Security or a Related Security is pending for, or is being actively considered on behalf of, an Advisory Client. In order to determine whether a Security is being actively considered on behalf of an Advisory Client, the Compliance Officer will consult the current Recommended List and, in the case of non-equity Securities, consult each Advisory Employee responsible for investing in non-equity Securities
                           for any Advisory Client.   Securities Transactions
                           executed in violation of this prohibition shall be unwound or, if not possible or practical,the Employee must disgorge to the appropriate Countrywide Fund, as determined by the Compliance Officer (or, if disgorgement to a Countrywide Fund is inappropriate, to a charity chosen by the Compliance Officer), the value received by the Employee due to any favorable price differential received by the Employee. For example, if the Employee buys 100 shares at $10 per share, and a Countrywide Fund buys 1000 shares at $11 per share, the Employee would pay $100 (100 shares x $1 differential) to the Countrywide Fund.
                  3. An Advisory Employee may not execute a Securities Transaction within seven (7) calendar days after a transaction in the same Security or Related Security has been executed on behalf of a Countrywide Fund unless the Countrywide Fund's entire position in the Security has been sold prior to the Advisory Employee's Securities Transaction and the Advisory Employee is also selling the Security. If the Compliance Officer determines that a transaction has violated this prohibition, the transaction shall be unwound or,if not possible or practical, the Advisory Employee must disgorge to the appropriate
                           Countrywide Fund or Funds the value received by the
                            Advisory Employee due to any favorable price
                           differential received by the Advisory Employee.
                  4. Pre-Clearance requests involving a Securities Transaction by an Employee within fifteen calendar days after any Advisory Client has traded in the same Security or a Related Security will be evaluated by the Compliance Officer to ensure that the proposed transaction by the Employee is consistent with this Code and that all contemplated Advisory Client activity in the Security has been completed. It is wholly within the Compliance Officer's discretion to determine when Pre-Clearance will or will not be given to an Employee if the proposed transaction falls within the fifteen day period.
                  5. Pre-Clearance procedures apply to any Securities Transactions in a private placement. In connection with a private placement acquisition, the Compliance Officer will take into account, among other factors, whether the investment opportunity should be reserved for Advisory Clients, and whether the opportunity is being offered to the Employee by virtue of the Employee's position with Countrywide. Employees who have been authorized to acquire securities in a private placement will, in connection therewith, be required to disclose that investment if and when the Employee takes part in any subsequent investment in the same issuer. In such circumstances, the determination by an Advisory Client to purchase Securities of that issuer will be subject to an independent review by personnel of the Countrywide with no personal interest in the issuer.
                  6. Employees are prohibited from acquiring any Securities in an initial public offering. This restriction is imposed in order to preclude any possibility of an Employee profiting improperly from the Employee's position with Countrywide, and applies only to the Securities offered for sale by the issuer, either directly or through an underwriter, and not to Securities purchased on a securities exchange or in connection with a secondary distribution.
                  7. Employees are prohibited from acquiring low priced equity securities (or "penny stock"), defined as those equity securities trading below $5 per share.
         C.       Other Restrictions
                  1. If a Securities Transaction is executed on behalf of a Countrywide Fund within seven (7) calendar days after an Advisory Employee executed a transaction in the same Security or a Related Security, the Compliance Officer will review the Advisory Employees and the Countrywide Fund's transactions to determine whether the Advisory Employee did not meet his or her fiduciary duties to Advisory Clients in violation of this Code. If the Compliance Officer determines that the Advisory Employee's transaction violated this Code, the transaction shall be unwound or, if not possible or practical, the Advisory Employee must disgorge to the appropriate Countrywide Fund or Funds the value received by the Advisory Employee due to any favorable price differential received by the Advisory Employee.
                  2. Employees are prohibited from serving on the boards of directors of publicly traded companies, absent prior authorization in accord with the general procedures of this Code. The consideration of prior authorization will be based upon a determination that the board service will be consistent with the interests of Advisory Clients. In the event that board service is authorized, Employees serving as directors will be isolated from other Employees making investment decisions with respect to the securities of the company in question.
                  3. No Employee may accept from a customer or vendor an amount in excess of $100 per year in the form of gifts or gratuities, or as compensation for services. If there is a question regarding receipt of a gift, gratuity or compensation, it is to be reviewed by the Compliance Officer.
IV.      Compliance Procedures
         A.       Employee Disclosure and Certification
                  1. At the commencement of employment with Countrywide, each Employee must certify that he or she has read and understands this Code and recognizes that he or she is subject to it, and must disclose all personal Securities holdings.
                  2. The above disclosure and certification is also required annually, along with an additional certification that the Employee has complied with the requirements of this Code and has disclosed or reported all personal Securities Transactions required to be disclosed or reported pursuant to the requirements of this Code.

         B.       Pre-Clearance
                  1. Advisory Employees will maintain an accurate and
                     current Recommended List at all times, updating the list as necessary. The Advisory Employees will submit all Recommended Lists to the Compliance Officer as they are generated, and the Compliance Officer will retain the Recommended Lists for use when reviewing Employee compliance with this Code. Upon receiving a Pre-Clearance request, the Compliance Officer will contact the trading desk and all Advisory Employees to determine whether the Security the Employee intends to purchase or sell is or was owned within the past fifteen (15) days by an Advisory Client, and whether there are any pending purchase or sell orders for the Security. The Compliance Officer will determine whether the Employee's request violates any prohibitions or restrictions set out in this Code.
                  2. If authorized, the Pre-Clearance is valid for orders placed by the close of business on the second trading day after the authorization is granted. If during the two day period the Employee becomes aware that the trade does not comply with this Code or that the statements made on the request form are no longer true, the Employee must immediately notify the Compliance Officer of that information and the Pre-Clearance may be terminated. If during the two day period the trading desk is notified that a purchase or sell order for the same Security or Related Security is pending, or is being considered on behalf of an Advisory Client, the trading desk will not execute the Employee Transaction and will notify the Employee and the Compliance
                     Officer that the Pre-Clearance is terminated.

         C.       Compliance
                  1. All Employees must direct their broker, dealer or bank to send duplicate copies of all confirmations and periodic account statements directly to the Compliance Officer. Each Employee must report, no later than ten (10) days after the close of each calendar quarter, on the Securities Transaction Report form provided by Countrywide, all transactions in which the Employee acquired any direct or indirect Beneficial Interest in a Security and certify that he or she has reported all transactions required to be disclosed pursuant to the requirements of this Code.
                  2. The Compliance Officer will spot check the trading confirmations provided by brokers to verify that the Employee obtained any necessary Pre-Clearance for the transaction. On a quarterly basis the Compliance Officer will compare all confirmations with the
                           Pre-Clearance records, to determine, among other things, whether any Advisory Client owned the Securities at the time of the transaction or purchased or sold the security within fifteen (15) days of the transaction. The Employee's annual disclosure of Securities holdings will be reviewed by the Compliance Officer for compliance with this Code, including transactions that reveal a pattern of trading inconsistent with this Code.
                  3. If an Employee violates this Code, the Compliance Officer will report the violation to the management personnel of Countrywide for appropriate remedial action which, in addition to the actions specifically delineated in other sections of this Code, may include a reprimand of the Employee, or suspension or termination of the Employee's relationship with Countrywide.

                   4. The management personnel of Countrywide will prepare an annual report to the board of directors of Countrywide that summarizes existing procedures and any changes in the procedures made during the past year. The report will identify any violations of this Code, any significant remedial action during the past year and any instances when a Securities Transaction was executed on behalf of a Countrywide Fund within seven (7) calendar days after an Advisory Employee executed a transaction but no remedial action was taken. The report will also identify any recommended procedural or substantive changes to this Code based on management's experience under this Code, evolving industry practices, or legal developments.